FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS October 16, 2008

USA Truck, Inc. (NASDAQ: USAK) today announced base revenue of $103.7 million for the three months ended September 30, 2008, an increase of 4.4% from $99.3 million for the same quarter of 2007. Net income increased from $16 thousand for the quarter ended September 30, 2007 to $2.4 million for the same quarter of 2008. Diluted earnings per share increased to $0.23, net of a one-time adjustment of $0.02 per share for a non-operating asset impairment charge, for the quarter ended September 30, 2008 from $0.00 for the same quarter of 2007.

Base revenue increased 3.1% from $295.5 million for the nine months ended September 30, 2007 to $304.7 million for the same period of 2008. Net income increased 48.0% from $1.7 million for the nine months ended September 30, 2007 to $2.5 million for the same period of 2008. Diluted earnings per share increased 56.3% from $0.16 for the nine months ended September 30, 2007 to $0.25 for the same period of 2008.

In comparing the financial results of the quarter ended September 30, 2008 to the comparable period of 2007, Clifton R. Beckham, President and CEO of the Company, made the following statement:

“Freight availability declined throughout the quarter from its highs in June. Although lower diesel fuel prices certainly helped our third quarter earnings, the diesel price decrease prevented some weak carriers from failing or encouraged them to bring on capacity that had been idled, both of which contributed to more competition for less freight.

“At USA Truck, our employees rose to meet the challenges of that deteriorating freight environment to post significant year-over-year improvements in most of our key operating metrics and earnings per share as they continue to successfully execute our long-term strategic plan.

“For the quarter, our base revenue grew 4.4% despite 1.2% fewer tractors in our fleet. Consistent with our strategic plan, our base revenue growth resulted from aggressive expansion in our asset-light division, Strategic Capacity Solutions, and from improving efficiencies in our Trucking division:

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Strategic Capacity Solutions Division: This quarter, brokerage base revenue grew 96.5% to $4.8 million. In order to help us meet our 2008 goal to double brokerage base revenue to approximately $18.0 million, we have hired experienced brokers and we are working to more efficiently move overflow and unprofitable Trucking freight into our brokerage area. As we previously reported, our intermodal base revenue goal for the year was $2.0 million. In the third quarter alone, we produced $2.1 million of intermodal base revenue. Our intermodal volume is small and we are still on the steep slope of the learning curve, but we are pleased with our progress. Most of our intermodal business is trailer-on-flat-car, which is included in our Trucking revenue. The remaining volume is container-on-flat-car, which is included in our Strategic Capacity Solutions revenue.

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Trucking Division: Our Velocity and Yield Management initiatives continue to produce results. Velocity, which measures the number of times we load our fleet each week, improved 7.2% year-over-year. The increased velocity was made possible because of our continuing improvement in operational discipline, a 6.4% reduction in average length-of-haul to 733 miles and an 89 basis point reduction in our empty mile factor.

Our Yield Management initiative is focused on increasing the profitability of individual loads and can best be measured by improvements in base revenue per mile. As we continue to refine the management of our freight network in this difficult freight and economic environment, we experienced a 3.7% improvement in our base revenue per total mile.

The net result of these operational improvements was a 2.9% boost in base Trucking revenue per truck per week, which we were able to achieve despite a slight reduction in mileage utilization. However, our lower tractor mileage utilization was not entirely the result of challenging freight conditions. We idled nearly 4.0% more tractors this quarter than a year ago to facilitate yield management and in response to our heightened driver hiring standards, which is an integral component of our “War on Accidents” safety initiative. We count every truck in our fleet in our operating metrics regardless of whether or not it has an assigned driver. So, we are pleased with how well we utilized the 94% of the fleet that was available for dispatch during the quarter. We expect to make a determination during the fourth quarter as to whether or not we will downsize the fleet permanently or put those available tractors back into

USA Truck, Inc.

service depending on whether freight demand improves and on the availability of qualified drivers.

“Our intense focus on driver quality drove up our recruiting costs sequentially over the second quarter of 2008, but we are confident that our stance on driver quality is the correct one. Driver performance throughout our fleet is improving in several key areas. During the quarter, miles per driver per week grew 4.5% to 2,296 miles, our miles per gallon improved 2.2% and our Department of Transportation recordable accident frequency decreased to 0.58 accidents per million miles – a 43.1% improvement year-over-year and our best third quarter this decade. Driver selection, training and improving discipline within our operations all contributed to that safety performance.

“We also benefited from the reduction in fuel prices throughout the quarter. However, we expect fuel prices to remain volatile and expense control to be a hallmark of successful carriers, so we continue to invest in various programs and technologies to reduce our fuel consumption (such as auxiliary power units, reduced speed governors and tractor specifications, among other things).

“We currently own two facilities in the Dayton, OH market, one of which is not being used. We are negotiating the sale of the older, unused facility in an effort to convert this unproductive fixed asset to cash. During the third quarter, we recorded an asset impairment charge to write-down the asset’s value to its estimated market value. That write-down reduced our third quarter diluted earnings per share by approximately $0.02.

“Our long-term strategic plan calls for a halt to fleet growth until we consistently earn at least a 10% return on capital. Our goal is to achieve that return by the end of 2010. We have launched eight supporting initiatives to help attain this goal. These initiatives are designed to help us expand our margins in our asset-intensive Trucking operations through more efficient revenue production and cost control. The initiatives are also designed to position our business model to resume asset-based growth in 2011 after improving our asset-based margins and by building sizeable asset-light platforms for rail intermodal and truck brokerage services, both of which should produce a higher return on capital.

“While we are pleased with our progress toward our goals, we are keeping an eye on the global economic situation. These past few weeks have been quite fluid and our ability to predict the near-term future is murky at best. We believe freight demand is likely to deteriorate further over the next few quarters, and that less freight, inflated equipment prices and tightening credit will further shrink industry capacity. Falling fuel prices are the only material factor we see that aids industry-wide capacity retention, and we do not expect that to be sufficient to outweigh the negative factors for underperforming and undercapitalized competitors. We realize that the U.S. economy is enormous, and that a tremendous amount of freight must be moved even in a slow-growth or even slightly contracting environment. Thus, improving industry fundamentals may emerge next year for those trucking companies that weather the difficult times and survive to compete.

“To that end, we are poised to weather the uncertainty of the next few quarters. Our balance sheet leverage, less cash, represents just 43.9% of our total capitalization, and we have no off-balance sheet debt. We have financed most of our 2008 tractor purchases with 42-month, fixed–rate capital leases. Our capital leases currently represent 59.5% of our total debt and carry an average fixed rate of 4.1%. Not only does that provide us with a natural hedge against recent LIBOR volatility, but it has also freed up availability on our revolving credit line on which we could currently borrow up to an additional $45.7 million without violating any of our current financial covenants. During the third quarter, we did produce positive free cash flow (cash flow from operations less net capital expenditures) that we used to retire revolving debt. We also expect our capital expenditures to be conservative for the remainder of 2008 and all of 2009. In summary, we are comfortable with our liquidity situation right now.

“While we continue progressing towards our long-term goals, we will also manage our capital and our business operations conservatively in the uncertain near-term. We believe that our long-term strategic plan positions our business well for performance in difficult times, but it will require intensity and execution on the part of our team. That will be our focus as the fourth quarter unfolds.”

USA Truck, Inc.

The following table summarizes the earnings information of USA Truck, Inc. (“Company”) for the periods indicated:

	(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenue:
Trucking revenue (1)	$98,599	$96,930	$291,613	$288,368
Strategic Capacity Solutions revenue (2)	5,097	2,418	13,071	7,140
Base revenue	103,696	99,348	304,684	295,508
Fuel surcharge revenue	42,393	23,395	114,770	64,075
Total revenue	146,089	122,743	419,454	359,583

Operating expenses and costs:
Salaries, wages and employee benefits	40,499	39,948	121,825	122,269
Fuel and fuel taxes	53,590	39,366	157,131	110,612
Depreciation and amortization	12,765	12,464	37,527	36,572
Insurance and claims	7,048	7,376	22,120	23,584
Operations and maintenance	7,033	6,579	20,675	19,127
Purchased transportation	11,927	4,903	29,592	13,528
Litigation verdict	--	2,967	--	2,967
Operating taxes and licenses	1,589	1,522	4,822	4,768
Communications and utilities	1,008	933	3,081	2,824
(Gain) loss on disposal of revenue equipment, net	(23)	11	(53)	(303)
Other	4,802	4,639	13,182	14,678
Total operating expenses and costs	140,238	120,708	409,902	350,626
Operating income	5,851	2,035	9,552	8,957
Other expenses (income):
Interest expense	1,164	1,285	3,507	3,886
Asset impairment charge	305	--	305	--
Other, net	(11)	(35)	(128)	22
Total other expenses, net	1,458	1,250	3,684	3,908
Income before income taxes	4,393	785	5,868	5,049
Income tax expense	2,041	769	3,327	3,333

Net income	$2,352	$16	$2,541	$1,716

Per share information:
Average shares outstanding (Basic)	10,223	10,429	10,218	10,690
Basic earnings per share	$0.23	$--	$0.25	$0.16

Average shares outstanding (Diluted)	10,251	10,489	10,236	10,754
Diluted earnings per share	$0.23	$--	$0.25	$0.16

The following table includes key Trucking operations statistics for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Total miles (in thousands) (3)	74,551	75,966	224,830	226,466
Empty mile factor	9.7%	10.6%	10.2%	11.0%
Weighted average number of tractors (4)	2,551	2,581	2,549	2,574
Average miles per tractor per period	29,224	29,433	88,203	87,982
Average miles per tractor per week	2,224	2,239	2,253	2,256
Average miles per trip (5)	733	783	726	787
Base Trucking revenue per tractor per week	$2,941	$2,857	$2,923	$2,873
Number of tractors at end of period (4)	2,591	2,583	2,591	2,583
Operating ratio (6)	94.4%	98.0%	96.9%	97.0%

USA Truck, Inc.

(1)

Trucking revenue includes base revenue generated from our General Freight and Dedicated Freight divisions and Trailer-on-Flat-Car Intermodal service offerings. The results of our Regional Freight operations, which we previously reported as a separate division, are now included as part of the results of our General Freight division.

(2)

We previously referred to the operating division through which we conduct our freight brokerage operations as our “Strategic Capacity Solutions” division and the operating segment of which that division is a part as “USA Logistics.”  We now use “Strategic Capacity Solutions” to refer to that operating segment, which includes base revenue generated by two operating divisions, which we now refer to as Freight Brokerage and Container-on-Flat-Car Intermodal service offerings.

(3)	Total miles include both loaded and empty miles.
(4)	Tractors include Company-operated tractors plus owner-operator tractors.
(5)	Average miles per trip is based upon loaded miles divided by the number of Trucking shipments.
(6)	Operating ratio is based upon total operating expenses, net of fuel surcharge, as a percentage of base revenue.
Selected Balance Sheet and other financial information:
	(in thousands, except percentage data)
	September 30,	December 31,
	2008	2007
Total assets	$367,631	$332,938
Total equity	146,274	143,191
Total debt, including current maturities	117,907	96,162
Cash and cash equivalents	1,956	8,014
Total debt, less cash, to total capitalization ratio	43.9%	36.8%

	(in thousands)
	Nine Months Ended September 30,
	2008	2007
Net cash provided by operating activities	$47,662	$45,061
Capital expenditures, net	70,665	24,569

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future,” and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General and Dedicated Freight divisions and our Trailer-on-Flat-Car Intermodal service offering. We transport commodities throughout the continental United States and into and out of portions of Canada. We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas. Our Freight Brokerage division and our Container-on-Flat-Car Intermodal service offering provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “News Releases” tab of the “Investors” menu.

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Contact: CLIFF BECKHAM, President and Chief Executive Officer - (479) 471-2633